Exhibit 11


                       AMERICAN WOODMARK CORPORATION
                     Computation of Earnings Per Share
                  (in thousands, except per share amounts)



                                         Fiscal Year Ended April 30
                                         --------------------------
                                          1996      1995      1994
                                         ------    ------    ------
Net income                               $3,846    $5,356    $2,176
Divided by weighted average
   common shares outstanding              7,595     7,544     7,529
                                         ------    ------    ------
Earnings per share                       $ 0.51    $ 0.71    $ 0.29
                                         ======    ======    ======
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